Exhibit 1

VOTING AGREEMENT

     VOTING AGREEMENT dated as of October 23, 2005, between Prime Property Fund, LLC, a Delaware limited liability company (“Purchaser”), and the Persons listed on signature pages hereof (each, a “Shareholder” and, collectively, the “Shareholders”).

     WHEREAS, each Shareholder owns the number of common shares of beneficial interest, par value $0.01 per share, of AMLI Residential Properties Trust, a Maryland real estate investment trust (the “Company”) (including any equity interests into which such common shares may be converted or exchanged after the date hereof, and together with any associated preferred share purchase rights, the “Company Shares”) set forth opposite such Shareholder’s name on Schedule A hereto (such Company Shares, together with any other equity interests in the Company acquired by any Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”);

     WHEREAS, concurrently with the execution and delivery of this Agreement, Purchaser, Atom Acquisition LLC, a Delaware limited liability company (“Purchaser Acquisition Entity”), Atom Acquisition Partners, L.P., a Delaware limited partnership (“Purchaser Acquisition LP” and, together with Purchaser Acquisition Entity and Purchaser, the “Purchaser Parties”), the Company and AMLI Residential Properties, L.P., a Delaware limited partnership (“AMLI LP”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, the “Merger Agreement”), providing for the merger of the Company with and into Purchaser Acquisition Entity (the “Merger”), followed by the merger of Purchaser Acquisition LP with and into AMLI LP (the “Partnership Merger” and, together with the Merger, the “Mergers”), in each case upon the terms and conditions set forth therein; and

     WHEREAS, as an inducement to the Purchaser Parties entering into the Merger Agreement and incurring the obligations set forth therein, Purchaser has required that the Shareholders enter into this Agreement, and the Shareholders desire to enter into this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

     Section 1. Definitions. Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

     Section 2. Representations and Warranties of Each Shareholder. Each Shareholder, severally and not jointly, represents and warrants to Purchaser as follows:

     (a) Authority. Such Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms.

     (b) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or to such Shareholder’s property or assets.

     (c) The Subject Shares. Such Shareholder is the beneficial owner of and has good and marketable title to, the Subject Shares set forth opposite such Shareholder’s name on Schedule A hereto, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim, except as indicated on Schedule B. Such Shareholder does not own, of record or beneficially, any shares of beneficial interest of the Company other than the Subject Shares set forth opposite such Shareholder’s name on Schedule A hereto. Such Shareholder has the sole right to vote, or to dispose, of such Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction (other than with respect to restricted shares) with respect to the voting of such Subject Shares, except as contemplated by this Agreement. There are no agreements or arrangements of any kind, contingent or otherwise, obligating such Shareholder to sell, transfer, assign, grant a participation interest in, option pledge, hypothecate or otherwise dispose or encumber (each, a “Transfer”), or cause to be Transferred, any of the Subject Shares. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

     (d) Litigation. There is no action, proceeding or investigation pending or threatened against such Shareholder that questions the validity of this Agreement or any action taken or to be taken by such Shareholder in connection with this Agreement.

     Section 3. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to each Shareholder as follows:

     (a) Authority. Purchaser has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement has been duly executed and delivered by

Purchaser and constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms.

     (b) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, the limited liability company agreement of Purchaser, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or to Purchaser’s property or assets.

     Section 4. Covenants of Each Shareholder. Until the termination of this Agreement in accordance with Section 7, each Shareholder, severally and not jointly, agrees as follows:

     (a) At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Shareholder shall vote (or cause to be voted) its Subject Shares in favor of the approval of the Merger and the Merger Agreement and each of the transactions contemplated by the Merger Agreement.

     (b) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, each Shareholder shall vote (or cause to be voted) its Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Competing Transaction, and (ii) any amendment of the Company’s Declaration of Trust or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Mergers, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of Company Shares. Subject to Section 5, each Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

     (c) Except as provided in Section 4(d), each Shareholder agrees not to, after the date of this Agreement, directly or indirectly, (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than pursuant to the Merger Agreement or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement. Subject to Section 4(d), each Shareholder further agrees not to commit or agree to take any of the foregoing actions.

     (d) Notwithstanding the foregoing, each Shareholder shall have the right to Transfer its Subject Shares to a Permitted Transferee (as defined in this Section 4(d)) of such Shareholder if and only if such Permitted Transferee shall have agreed in writing, in a manner acceptable in form and substance to Purchaser, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement. “Permitted Transferee” means, with respect to any Shareholder, (A) any other Shareholder, (B) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Shareholder, (C) any charitable organization described in section 170(c) of the Code, (D) any trust, the trustees of which include only the Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A), (B) or (C), (E) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clause (A) or (B), or (F) if such Shareholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust.

     Section 5. Shareholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company or any of its Subsidiaries shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as such a director or officer. Each Shareholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Shareholder’s Subject Shares and nothing herein shall limit or affect any actions taken by a Shareholder in its capacity as a director or officer of the Company or of any of its Subsidiaries to the extent specifically permitted by the Merger Agreement or following the termination of the Merger Agreement.

     Section 6. Representative. (a) Each Shareholder hereby designates and appoints (and each Permitted Transferee of each such Shareholder is hereby deemed to have so designated and appointed) Gregory T. Mutz (the “Representative”), acting jointly or individually, as its attorneys-in-fact with full power of substitution for each of them, to serve as the representative of such Shareholder to perform all such acts as are required, authorized or contemplated by this Agreement to be performed by such Shareholder (including the voting of the Subject Shares in accordance with Sections 4(a) and 4(b)), and hereby acknowledges that the Representative shall be authorized to take any action so required, authorized or contemplated by this Agreement. Each such Shareholder further acknowledges that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the death or incapacity of such Shareholder. Each such Shareholder hereby authorizes (and each such

Permitted Transferee of such Shareholder shall be deemed to have authorized) the other parties hereto to disregard any notices or other action taken by such Shareholder pursuant to this Agreement, except for notices and actions taken by the Representative. Purchaser is and will be entitled to rely on any action so taken or any notice given by the Representative and is and will be entitled and authorized to give notices only to the Representative for any notice contemplated by this Agreement to be given to any such Shareholder. A successor to the Representative may be chosen by a majority in interest of the Shareholders; provided that notice thereof is given by the new Representative to Purchaser.

     (b) Notwithstanding the generality of Section 6(a), each Shareholder hereby constitutes and appoints the Representative, with full power of substitution, as the proxy pursuant to the provisions of the Maryland General Corporation Law and attorney of such Shareholder, and hereby authorizes and empowers the Representative, acting individually or jointly, to represent, vote and otherwise act (by voting at any meeting of the shareholders of the Company, by written consent in lieu thereof or otherwise) with respect to the Subject Shares owned or held by such Shareholder regarding the matters referred to in Sections 4(a) and 4(b) until the termination of this Agreement, to the same extent and with the same effect as such Shareholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to the immediately preceding sentence is coupled with an interest and shall be irrevocable. Each Shareholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Subject Shares owned or held by such Shareholder.

     Section 7. Termination. This Agreement shall terminate (i) upon the earlier of (A) the Merger Effective Time and (B) the termination of the Merger Agreement, or (ii) at any time upon notice by Purchaser to the Representative. No party hereto shall be relieved from any liability for breach of this Agreement by reason of any such termination.

     Section 8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflicts of law rules of such state.

     Section 9. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Maryland or any Maryland state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14 shall be deemed effective service of process on such party.

     Section 10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 11. Specific Performance. Each Shareholder acknowledges and agrees that (i) the covenants, obligations and agreements of such Shareholder contained in this Agreement relate to special, unique and extraordinary matters, and (ii) a violation of any of the terms of such covenants, obligations or agreements will cause Purchaser irreparable injury for which adequate remedies are not available at law. Therefore, each Shareholder agrees that Purchaser shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Shareholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies Purchaser may have.

     Section 12. Amendment, Waivers, Etc. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Purchaser and the Representative. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

     Section 13. Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that (i) any Permitted Transferee acquiring any Subject Shares in accordance with Section 4(d) shall, upon the delivery of the documents contemplated by Section 4(d), become a “Shareholder”, and (ii) Purchaser may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect Subsidiary of Purchaser. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

     Section 14. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Purchaser, to:

Prime Property Fund, LLC
c/o Morgan Stanley Real Estate Advisor, Inc.
3424 Peachtree Road, N.E.
Atlanta, Georgia 30326-1102
Attention: President
Facsimile No.: (404) 812-8433

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10027
Attention: Louis L. Goldberg
Facsimile No.: (212) 450-3800

if to any Shareholder, to:

AMLI Residential Properties Trust
125 South Wacker Drive, Suite 3100
Chicago, IL 60606
Attention: Gregory T. Mutz
Facsimile No.: (312) 984-5036

with a copy to:

Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, IL 60606
Attention: Edward J. Schneidman, Esq.
Facsimile No.: (312) 701-7711

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

     Section 15. Remedies. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 16. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 17. Entire Agreement. This Agreement (including the Schedules hereto), together with the Merger Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 18. Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     Section 19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PRIME PROPERTY FUND, LLC

By: Morgan Stanley Real Estate Advisor,
Inc., its Manager

By:	/s/ John B. Kessler

	Name:	John B. Kessler
	Title:	Managing Director

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

/s/ Gregory T. Mutz

Gregory T. Mutz

/s/ Allan J. Sweet

Allan J. Sweet

/s/ Philip N. Tague

Philip N. Tague

/s/ Robert J. Chapman

Robert J. Chapman

The undersigned hereby (i) acknowledges and accepts his appointment as a Representative pursuant to Section 6(a) and the grant of the proxy referred to in Section 6(b), and (ii) agrees and confirms that he will vote all Subject Shares in accordance with Sections 4(a) and 4(b):

/s/ Gregory T. Mutz

Gregory T. Mutz

SCHEDULE A

Shareholder	Shares as of October 23, 2005

Gregory T. Mutz	365,964
Allan J. Sweet	317,266
Philip N. Tague	392,929
Robert J. Chapman	271,468

A - 1

SCHEDULE B

Shareholder	Shares Pledges as of October 23, 2005

Gregory T. Mutz	—
Allan J. Sweet	124,761
Philip N. Tague	106,274
Robert J. Chapman	—